Exhibit 99.1
CONTACT:
Matt Logan Dianella
Formula
310-578-7050
dianella@formulapr.com
ANTHONY D’ONOFRIO NAMED CHIEF OPERATING OFFICER OF EASTON-BELL SPORTS, INC.
VAN NUYS, Calif. (July 13, 2007) – Easton-Bell Sports, Inc. has announced that Anthony (Tony) D’Onofrio has joined the Company and been named Chief Operating Officer, effective immediately. In this newly created position, D’Onofrio will be responsible for global operations, including supply chain, sourcing, distribution, manufacturing and planning for Easton-Bell Sports, Inc.
“We are very excited about the wealth of experience and energy that Tony brings to this new role,” said Tony Palma, Chief Executive Officer, Easton-Bell Sports, Inc. “His passion for excellence and broad range of operational knowledge will help us to continue our global growth.”
D’Onofrio recently spent more than five years as Chief Supply Chain Officer for Linens ’n Things before coming to Easton-Bell Sports, Inc. Following more than 15 years with PepsiCo, Inc., D’Onofrio joined Merck as VP of Operations Engineering. During his career he has also been an executive with Michaels Stores.
“It’s an exciting time for Easton-Bell and I’m looking forward to contributing to the company’s continued growth and success,” said D’Onofrio. “The brands under the Easton-Bell umbrella are all leaders in their space and we will continue to drive operational excellence and focus on providing our customers with superior service. We’re going to continue to build upon our extensive resources and technologies to maximize the potential of each brand.”
About Easton-Bell Sports, Inc.
Easton-Bell Sports, Inc. is a leading designer, developer and marketer of innovative sports equipment, protective products and related accessories. The company offers a broad range of products primarily under four brands — Easton® (baseball, softball and ice hockey equipment, apparel and cycling components), Bell® (cycling and action sports helmets and accessories), Giro® (cycling and snow sports helmets) and Riddell® (football and baseball equipment and reconditioning services). With more than 2,500 employees internationally, Easton-Bell Sports, Inc. has its headquarters in Van Nuys, California, with additional facilities in California, Illinois, Ohio, Texas, Utah, Mexico, Canada and Asia.
# # #